Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$750,000,000

5.95% First and Refunding Mortgage Bonds,

Series 2022G, Due 2032

SUMMARY OF TERMS

Security:	5.95% First and Refunding Mortgage Bonds, Series 2022G, Due 2032 (the “Series 2022G Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$750,000,000

Expected Ratings of Securities*:	A3 / A- / BBB+ (Positive / Stable / Positive) (Moody’s / S&P / Fitch)

Trade Date:	November 3, 2022

Settlement Date**:	November 8, 2022 (T + 3)

Maturity:	November 1, 2032

Benchmark US Treasury:	2.750% due August 15, 2032

Benchmark US Treasury Price:	88-29+

Benchmark US Treasury Yield:	4.138%

Spread to Benchmark US Treasury:	T + 190 bps

Reoffer Yield:	6.038%

Coupon:	5.95%

Coupon Payment Dates:	May 1 and November 1

First Coupon Payment Date:	May 1, 2023 (short first coupon)

Public Offering Price:	99.349%

Optional Redemption:

Callable at any time prior to August 1, 2032, in whole or in part, at a “make whole” premium of 30 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after August 1, 2032, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HT3 / US842400HT35

Joint Book-running Managers:

BofA Securities, Inc. (“BofA Securities”)

Citigroup Global Markets Inc. (“Citigroup”)

MUFG Securities Americas Inc. (“MUFG”)

PNC Capital Markets LLC (“PNC”)

RBC Capital Markets, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-managers:	CastleOak Securities, L.P. C.L. King & Associates, Inc. Drexel Hamilton, LLC Great Pacific Securities Mischler Financial Group, Inc. Penserra Securities LLC Telsey Advisory Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2022G Bonds on the Trade Date will be required, by virtue of the fact that the Series 2022G Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BofA Securities, Citigroup, MUFG or PNC can arrange to send you the prospectus if you request it by calling BofA Securities at 1-800-294-1322, Citigroup at 1-800-831-9146, MUFG at 1-877-649-6848 or PNC at 1-855-881-0697.

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